Exhibit 99.1

News Release From Nuance Communications
FOR IMMEDIATE RELEASE
Contacts:

For Investors Kevin Faulkner Nuance Communications, Inc. Tel: 408-992-6100 Email: kevin.faulkner@nuance.com	For Press and Investors Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email: richard.mack@nuance.com

Nuance Announces Proposed $600 Million Offering

of Senior Notes

BURLINGTON, Mass., August 6, 2012 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it intends to offer, subject to market and other considerations, approximately $600 million aggregate principal amount of senior notes due 2020 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by substantially all of Nuance’s domestic subsidiaries.

The terms of the Notes will permit holders to require Nuance to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Nuance and the initial purchasers.

Nuance intends to use the net proceeds for acquisitions and general corporate purposes, including working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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